EXTENDED AND REISSUED EFFECTIVE JUNE 1, 1996

                FLOATING RATE PROMISSORY NOTE

US$52,000,000.00
Chicago, Illinois
                                                  May 31, 1995


       AMFAC/JMB HAWAII, INC., a Hawaii corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of Northbrook Corporation (the "Holder"), on or before June 1, 1998 (the "maturity date"), the principal sum of FIFTY-TWO MILLION United States dollars (US$52,000,000.00) or, if less, the aggregate unpaid principal amount as shown either on the schedule attached hereto (and any continuation thereof) or in the records of the Holder, with interest on the unpaid balance of such principal amount at a rate per annum equal to the Reference Rate (as defined below) plus 2% per annum, which interest shall be payable in arrears on September 30, 1995, on the last day of every third month thereafter prior to the maturity date and on the maturity date or, if the Borrower shall fail to pay the unpaid balance of such principal amount on the maturity date, on the day on which the unpaid balance of such principal amount is paid in full; provided, however, that whenever any payment to be made hereunder shall be stated to be due on a day other than a day when commercial banks are open for normal business in Chicago, Illinois, such payment shall be made on the next succeeding day when such banks shall be so open (and such extension of time shall be included in the computation of interest due on such day). All computation of interest hereunder shall be made on the basis of a year of 360 days for the actual number of days elapsed.

      The Referenced Rate shall mean, at any time, the rate of
interest then most recently announced by Bank of America  N.A.
at   Chicago,  Illinois  as  its  "reference"  rate,  or   its
equivalent rate at such time.

       Borrower represents and warrants that indebtedness represented by this Promissory Note is for business purposes within the meaning of Section 6404 of Chapter 17 of the Illinois Revised Statutes and that such indebtedness constitutes a business loan within the meaning of such Section and is not usurious.

      Both principal and interest are payable in United States dollars to the order of the Holder in same-day funds on the day when due.

      The unpaid principal amount of this Promissory Note may be prepaid in whole or in part at any time by the Borrower without premium, penalty or costs whatsoever, provided that all accrued and unpaid interest on the principal amount so prepaid is paid at such time.

      Borrower hereby waives presentment for payment, demand, protest and notice of dishonor and hereby assents to any extension of the time of payment, forbearance or other indulgence that may be granted by the Holder, without notice. The terms of this Promissory Note may not be modified or terminated orally, but only by an agreement in writing signed by the party to be charged.

       The  principal  sum  under  this  Promissory  Note   is
considered to be Senior Indebtedness to the COLAS pursuant to the Indenture.

      This Promissory Note is issued in substitution of that certain Promissory Note issued by the Borrower in the principal amount of US$52,000,000.00 dated May 31, 1995, as extended and reissued effective June 1, 1996 and issuance of this Promissory Note is not intended to extinguish any indebtedness.

      This Promissory Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

                                        Amfac/JMB Hawaii, Inc.



                                       By:____________________
                                       Chester A. Richardson
                                       Senior Vice President

Schedule  Attached to Floating Rate Promissory Note dated  May
31, 1995, as extended and reissued effective June 1, 1996 of Amfac/JMB Hawaii, Inc. payable to the order of Northbrook
Corporation.

                           Principal Payments
                          --------------------

Date    Amount of Principal   Unpaid Principal Balance    Notation Made By

5/31/95                       $52,000,000.00